VICOR TECHNOLOGIES RETAINS ROI GROUP AS

INVESTOR RELATIONS COUNSEL

In Clinical Trials For Novel Medical Device To Risk Stratify Sudden Cardiac Death

Anticipate Seeking European CE Mark Clearance Late 2007 In Order

To Commence Marketing Its PD2i Analyzer

Boca Raton, FL – July 12, 2007 - Vicor Technologies, Inc. (OTCBB: VCRT), developing its patented PD2i Cardiac Analyzer device for risk stratification of patients for Sudden Cardiac Death (SCD), announced it has retained ROI Group LLC as investor relations counsel.

Vicor’s PD2i Cardiac Analyzer addresses the growing need for the medical community to be able to risk stratify patients who are at high or low risk of suffering this fatal arrhythmic event. SCD is the leading cause of death in the United States each year, with over 500,000 cases reported annually. Vicor has undertaken a clinical trial (the VITAL Trial) to seek FDA approval for the use of its device with patients in the U.S.

President and CEO David H. Fater said, “Vicor management is rapidly moving forward on our strategies to get the PD2i Analyzer approved. We believe Vicor can achieve several important milestones in 2007 and 2008, and beyond. We expect to seek European CE Mark clearance in late 2007, to allow us to market the PD2i Analyzer in those countries. Upon successful conclusion of the VITAL Trial, which we project will be in about 18-24 months, we will seek U.S. FDA 510(k) clearance, targeting as early as late 2008, to market in the U.S. Now that we are a publicly-held company we have hired ROI Group as we believe Vicor represents a compelling investment story, and now is the time to expand our efforts in sharing our story with potential investors throughout the financial community.”

Mr. Robert Giordano, a Managing Director of ROI Group, said, “We believe Vicor Technologies is targeting a substantial market that has not been adequately served- risk stratification of millions of patients subject to SCD. Importantly, the medical community may be spending billions of dollars needlessly on ICDs (Implantable Cardioverter Defibrillator) for patients who may not need one, while overlooking tens of thousands of people in need of an ICD.”

“Therefore, in our opinion Vicor Technologies represents an exceptional growth opportunity. The markets they address are billions of dollars, and Vicor appears to have a technology that could not only benefit millions of people, but also better distribute the costs of medical care to those truly in need. Vicor’s only competitor is Cambridge Heart, a publicly-held company with a market capitalization of about $300 million, with nominal revenues, versus Vicor’s market cap of only about $45 million. Vicor’s PD2i Cardiac Analyzer, with appropriate FDA and CE Mark approval, could be a substantial benefit to the medical community, and in turn make Vicor a significant public company,” added Mr. Giordano.

Vicor believes the PD2i Cardiac Analyzer, if approved as anticipated, will lead to a higher quality of patient care, the minimization of medical expenses, and the enhancement of patients’ quality of life. Vicor believes it is uniquely positioned to address this unmet medical need.

About Sudden Cardiac Death (SCD)

SCD is a fatal arrhythmic event and is different than a heart attack. A heart attack is analogous to a plumbing problem, where the blood supply to a part of the heart is choked off, leading to the death of that portion of the heart muscle. SCD is theorized to be caused by a breakdown of the normal neurological communication pattern between the heart and brain, more like an electrical problem, which can lead to a rapid, life threatening heart rhythm that is usually fatal within minutes, if untreated. It is swift, unexpected, and often has no advance warning or symptoms.

About Vicor Technologies, Inc.

Vicor Technologies (OTCBB: VCRT) medical device, the PD2i Cardiac Analyzer, is based on a patented, proprietary algorithm. Vicor believes the PD2i Cardiac Analyzer accurately risk stratifies patients who are at high or low risk of suffering a fatal arrhythmic event or SCD within a six-month time frame.

Vicor’s PD2i Cardiac Analyzer addresses a significant health care issue involving a patient cohort of at least 12,000,000 patients. This patient cohort is composed of the MADIT-II (Multicenter Automatic Defibrillator Implantation Trial II)/SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) patient population. Many in this patient cohort may need an ICD (Implantable Cardioverter Defibrillator) as life saving therapy. However, recent registry studies have noted that over 70% of implanted ICD’s never have an appropriate firing. This over-implantation has led to a substantial and unnecessary medical cost burden. Over-implantation of this patient cohort also puts patients at risk because of the complications that can accompany implantation surgery. There is also the risk of not identifying patients who need this life-saving therapy because current criteria does not provide physicians the ability to accurately risk stratify their patients.

For more information visit the Vicor Technologies web site www.vicortech.com.

About the VITAL Trial

Vicor’s VITAL Trial (acronym for “Prospective, Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhytmic Events such as Sudden Cardiac Death (SCD), VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients”) was initiated in August 2006 and is being conducted by Harvard Clinical Research Institute (HCRI) which is responsible for the overall coordination and monitoring of the trial. The FDA, in pre-IDE (Investigational Device Exemption) meetings, agreed to the final PD2i protocol and study design for the pivotal VITAL study. Target Health, Inc., a full service contract research organization based in New York, is responsible for developing the electronic case report form to permit the gathering of patient data via the Internet, and will be responsible for preparing and submitting Vicor’s 510(k) application.

Caution Regarding Forward-Looking Statements

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to continue to receive financing sufficient to complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and changes in laws and regulations. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Release 7-03

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INVESTOR CONTACT:	COMPANY CONTACT:
Robert Giordano ROI Associates	David H. Fater, President & CEO Vicor Technologies, Inc.
212.495.0201	800.998.9964
rgiordano@roiny.com	www.vicortech.com